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EXHIBIT 10.19

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is dated as of 2/22, 2002 (the "Effective Date") by and between NEW VISUAL CORPORATION, a Utah corporation (the "Company"), and BRUCE MCLEOD ("Consultant").

                                    RECITALS:

         WHEREAS, the Company desires to engage the services of the Consultant for the purpose of performing consulting services on behalf of the Company, and the Consultant agrees to perform such services, subject to the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

         1. SERVICES. During the term of this Agreement, Consultant shall act in the best interests of the Company and provide such consulting, advisory and related services as may be reasonably requested by the Company relating to the Company's technology for transmitting high-speed data over extended ranges of copper telephone wire. Without limiting the foregoing, Consultant will conduct research and development activities relating to such technology; make himself available on reasonable notice to serve as a technical spokesman regarding such technology; and provide the Company with weekly status reports regarding his services hereunder. At all times the method of performing the specific duties designated by the Company shall be within the control of the Consultant. Consultant acknowledges and agrees that he shall be an Independent Contractor and shall not be an "employee" of the Company for any purpose. Consultant acknowledges that he shall provide his own welfare benefits and that the Company shall not provide any welfare benefits to Consultant. Consultant shall be solely responsible for the payment of all foreign, federal, state and local sales taxes, use taxes, value added tax, withholding taxes, income tax, unemployment and workers' compensation insurance premiums, and similar taxes and charges of any kind with respect to his compensation and the services provided under this Agreement.

         2. TERM AND TERMINATION. The term of this Agreement shall begin on the Effective Date and terminate one year after the Effective Date; provided, however, that this Agreement may be terminated at any time by either party upon thirty days' written notice to the other party. Upon such termination, Consultant shall provide all work in progress to the Company in its most current and completed form, and all rights and duties of the parties toward each other under this Agreement shall cease except as provided in Sections 4, 5, 6, 7, 8, 11 and 17 below.

         3. COMPENSATION. In consideration of the services to be rendered by the Consultant during the term hereof, the Company shall (a) pay to Consultant an hourly rate of $90 per hour for up to 40 hours of work per week (the "Cash Compensation") and (b) grant to Consultant an option to purchase 40,000 shares of the Company's common stock, pursuant to the form of stock option agreement attached as Exhibit "A." The Cash Compensation will be increased by $10 per hour

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should the Company sublease or otherwise be released from its current lease obligations in Pleasanton, California. The Consultant agrees to work at least 30 hours per week and at least 47 weeks during the one-year term of this Agreement, and to obtain the Company's prior approval before any week in which he will provide less than 30 hours of service under this Agreement. The Consultant will invoice the Company bi-weekly for his services hereunder by stating the total number of hours worked during the prior two week period. The Company agrees to pay such invoices upon receipt.

         In addition to the above compensation, if this Agreement is in effect when the following goals are first reached, Consultant will be granted up to an aggregate of 300,000 additional stock options as follows:

                  (i) Upon the completion by the Company of a carrier-ready prototype, Consultant will be granted an option to purchase 25,000 shares of the Company's common stock at an exercise price equal to the average closing price of the common stock on its principal trading market (the "Average Market Price") for the 20 trading days preceding the achievement of such goal;

                  (ii) Upon the execution by the Company of contracts or licensing agreements that, in the aggregate, assure the Company of receiving at least $5 million in revenue, Consultant will be granted an option to purchase 100,000 shares of the Company's common stock at an exercise price equal to the Average Market Price for the 20 trading days preceding the achievement of such goal;

                  (iii) Upon the sale by the Company of at least 5,000 in-house developed ASICs, Consultant will be granted an option to purchase 25,000 shares of the Company's common stock at an exercise price equal to the Average Market Price for the 20 trading days preceding the achievement of such goal;

                  (iv) Upon the submission of a patent application by the Company regarding Work Product created by Consultant hereunder, Consultant will be granted an option to purchase 100,000 shares of the Company's common stock at an exercise price equal to the Average Market Price for the 20 trading days preceding the achievement of such goal; and

                  (v) Upon the Company's stock price closing on its principal trading market at or above $5.00 per share for 30 consecutive trading days, Consultant will be granted an option to purchase 50,000 shares of the Company's common stock at an exercise price equal to the Average Market Price for the 20 trading days preceding the achievement of such goal.

         Prices and numbers of shares subject to such options shall be subject to adjustment in the event of any stock split, reverse stock split, or similar recapitalization or reorganization.

         4. REIMBURSEMENT OF EXPENSES. In addition to the Compensation described in Section 3 above, Consultant shall be reimbursed by the Company for all reasonable out-of-pocket disbursements incurred by Consultant in connection with

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the performance of his services under this Agreement, including but not limited to meal, lodging and other travel expenses. Expenses in excess of $1,000 must be approved in advance by the Chief Executive Officer of the Company.

         5. NON-SOLICITATION; NON-INTERFERENCE. Consultant agrees, during the term hereof and for a period of two (2) years thereafter, not to solicit, influence or attempt to influence any employee of the Company to terminate his or her employment or other contractual relationship with the Company for any reason including, without limitation, working for a competitor. Additionally, Consultant agrees that during the term hereof and for a period of two (2) years thereafter Consultant will not directly or indirectly attempt to solicit or conduct business with any person or entity that is an active or current client, customer or active prospect of the Company at the time of Consultant's termination if such business would be in competition with the Company's business. The terms "client," "customer" and "active prospect" include, but are not limited to, any person or entity solicited or contacted by Consultant or the Company directly or indirectly during the term hereof. Consultant acknowledges his duty, both by contract and common law, not to interfere with contractual relationships of the Company.

         The Consultant understands that the covenants contained in this Section 5 are essential elements of the transaction contemplated by this Agreement and, but for the agreement of the Consultant to Section 5, the Company would not have agreed to enter into such transaction. The Consultant has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of Section 5 and its provisions with specific regard to the nature of the business conducted by the Company. Consultant further agrees and acknowledges that this Agreement (1) is reasonable as to length of time, scope and geographic area for purposes of protecting the commercial advantages enjoyed by the Company, (2) will not interfere with Consultant's ability to pursue a proper livelihood in the event of termination of this Agreement with the Company, (3) does not impose a greater restraint than is necessary to protect the goodwill or business interests of the Company and
(4) is adequately paid for in the consideration derived by Consultant under this Agreement. The Company and Consultant also agree that the court (under Section 22.1) or arbitrators (under Section 22.2) have jurisdiction to modify any provisions of this covenant in accordance with the court's or arbitrators' respective ruling as to reasonableness or scope of application and that, consistent with Section 12 of this Agreement, this Agreement shall remain enforceable as modified or amended in the jurisdiction where this Agreement is so modified or amended.

         6. NONDISCLOSURE OF PROPRIETARY INFORMATION. Consultant acknowledges that he has received or may receive information relating to the Company's and any of its affiliates' assets, operations, clients, and past, present, and future businesses, including without limitation developments, technical data, intellectual property, specifications, designs, ideas, product plans, research and development, personal information, financial information, customer lists, business methods and operations, strategic plans, marketing plans and pricing information, all of which are proprietary to the Company and involve trade secrets, know-how, techniques, and combinations of known information of a character regarded by the Company as confidential, as well as other information that the Company has indicated to be confidential or which, by the nature of the information or the circumstances of its disclosure, Consultant ought reasonably

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to consider confidential (all of the foregoing, collectively, the "Proprietary
Information"). The Proprietary Information does not include information which
(i) at the time it is disclosed by the Consultant was already in the public domain; (ii) is subsequently published or publicly disclosed by persons other than Consultant through no fault of Consultant; (iii) is subsequently acquired by Consultant from a third party having no obligation of confidentiality toward the Company with respect to such information; or (iv) is known to Consultant at the time of disclosure, provided that Consultant shall have the burden of establishing such prior knowledge by competent written proof. If Consultant is compelled by law to disclose Confidential Information, he shall use his best efforts to give the Company ten (10) days prior written notice of compelled disclosure and shall limit such disclosure to the extent legally possible.

         Consultant agrees that Consultant will not disclose, either during the term of this Agreement or at any time after termination of this Agreement, any Proprietary Information to any person or entity, except in the course of Consultant's duties on behalf of the Company or with the Company's consent, and that, similarly, without the Company's consent, will not use such information for the benefit of any person or entity other than the Company at any time. Consultant agrees that upon termination of this Agreement, Consultant will deposit with or return to the Company all copies (in any media, including, without limitation, electronic storage media) of documents, records, notebooks or any other information or documentation of the Company's Proprietary Information, and all derivatives thereof, whether the Proprietary Information or documentation was developed or prepared by Consultant or by others. Consultant acknowledges that this covenant of nondisclosure is an integral term of this Agreement and is given in consideration of the engagement of Consultant and the other consideration granted in this Agreement.

         7.       RIGHTS IN WORK PRODUCT.

                  7.1 The work product of Consultant's services, including all results and all ideas, developments, designs, inventions, derivative works and improvements that Consultant makes, conceives or reduces to practice during the course of his performance under this Agreement, or in connection with services provided by Consultant prior to the Effective Date, either solely or jointly with others and either on or off the Company's premises (collectively, the "Work Product"), shall be the exclusive property of the Company. The Work Product shall be deemed the Company's proprietary information and shall not be disclosed to anyone outside of the Company, or used by Consultant or others without the prior written consent of the Company. Any article, paper, treatise, computer program, or report prepared by Consultant pursuant to this Agreement, or in connection with services provided by Consultant prior to the Effective Date, or which discusses the services performed or the results thereof ("Written Data") and which qualifies as a "work-made-for-hire" under the copyright laws of the United States, shall be the exclusive property of the Company as a "work-made-for-hire." All right, title, and interest in and to any Written Data or other Work Product of Consultant that does not qualify as a "work-made-for-hire" shall be deemed to have been automatically transferred to the Company from the date of inception thereof. Upon the Company's request, Consultant shall execute any document and render such other assistance as reasonably necessary to perfect the full

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         right, title, and interest worldwide in the Written Data, including formal conveyance of copyright. Written Data shall not be published or submitted for publication by Consultant without the prior, written approval of the Company. Further, if any such article, paper, treatise, computer program, or report includes work previously copyrighted by Consultant, Consultant hereby grants the Company a nonexclusive, worldwide, irrevocable, paid-up license under such copyrights to reproduce, distribute, and use the works in any manner.

                  7.2 During the period of this Agreement and thereafter at any reasonable time if called upon to do so by the Company, Consultant shall execute patent applications, assignments to the Company, and other papers and agrees to render such other assistance which the Company believes necessary to secure for the Company the full protection and ownership of all rights in and to the work product of the services performed by Consultant. The filing of patent applications on inventions made by Consultant shall be decided by the Company and shall be for such countries as the Company shall elect. The Company shall bear all expense in connection with the preparation, filing, and prosecution of applications for patents and for all matters provided in this subsection requiring the time and/or assistance of Consultant as to inventions. Further, the Company shall pay Consultant an hourly rate of $100 per hour for services which Consultant performs in connection with inventions and patent applications which may be required by the Company whether during the term hereof or after the expiration or termination of this Agreement.

                  7.3 This Agreement does not apply to an invention that qualifies fully under the provisions of the California Labor Code,
         Article 3.5, Section 2870 (a copy of such section is attached hereto as Exhibit "B").

         8. CERTAIN FEDERAL SECURITIES LAW MATTERS. Consultant acknowledges that he is aware that the federal securities laws prohibit any person who has received from an issuer material, non-public information concerning the issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Consultant acknowledges receipt of and agrees to abide by the Company's insider trading policy.

         9. COMPANY'S REPRESENTATIONS. Company represents and warrants that it is free to enter into this Agreement and to perform each of its terms and covenants. Company represents and warrants that it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement and that its execution and performance of this Agreement is not a violation or breach of any other agreements between Company and any other person or entity. The Company represents and warrants that this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

         10. CONSULTANT REPRESENTATIONS. Consultant represents and warrants that he is free to enter into this Agreement and to perform each of its terms and covenants. Consultant represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this

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Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Consultant and any other person or entity. The Consultant represents and warrants that this Agreement is a legal, valid and binding agreement of the Consultant, enforceable in accordance with its terms. Consultant further represents and warrants that: (i) he shall perform his obligations hereunder in a professional, workmanlike and diligent manner in accordance with industry practice and in compliance with the terms of this Agreement; (ii) Consultant has not previously granted and will not grant rights in his work product hereunder to any third party that are inconsistent with those granted to the Company; (iii) each of Consultant's employees, subcontractors, partners, or agents who has been or will be involved in the performance of the work hereunder will have signed an agreement with Consultant conveying all proprietary and intellectual property rights in or relating to such work to Consultant and binding such parties to non-disclosure terms no less restrictive than those herein; and (iv) he will not deliver to the Company work product that infringes any patent, trademark, copyright, or other property right of any third party relating to proprietary or trade secret information.

         11. INDEMNIFICATION. Each party shall indemnify, hold harmless, and defend the other party and its directors, officers, employees, agents, attorneys, insurers, subsidiaries, successors, and assigns from and against all liabilities and other damages awarded or settlement amounts entered into and reasonable expenses, including reasonable attorneys' fees, that are attributable to claims or actions brought by third parties for damages of any kind that result in whole or in part from any breach by the indemnifying party of a representation, warranty, covenant or agreement of such party contained in this Agreement. If the use of the work performed under this Agreement by Consultant and his employees, agents and subcontractors is enjoined, Consultant shall, at his expense, either obtain for the Company, its subsidiaries, successors, assigns and customers the right to continue using such work product or replace or modify the work product so that it becomes non-infringing while giving substantially equivalent performance. If neither of the foregoing alternatives is available on terms acceptable to the Company, the Company may, at its sole option, return all or any part of the work product for no less than a full refund of all cash and non-cash compensation paid by the Company to Consultant under this Agreement.

         12. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         13. ATTORNEYS' FEES AND COSTS. If any action in arbitration or at law or in equity is brought to enforce or interpret the terms of this Agreement or any obligation owing hereunder, the prevailing party will be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

         14. WAIVER. The actual or apparent waiver by either party to this Agreement of a breach of any provision of this Agreement will not operate or be construed as an actual or constructive waiver of that breach or any subsequent breach by any party. Waivers are not effective unless in writing and signed by the party granting the waiver.

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         15. MULTIPLE COUNTERPARTS. This Agreement may be executed in counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement.

         16. SEVERABILITY AND SAVINGS CLAUSE. If any one or more of the provisions contained in this Agreement is for any reason (i) objected to, contested or challenged by any court, government authority, agency, department, commission or instrumentality of the United States or any state or political subdivision thereof, or any securities industry self-regulatory organization (collectively, "Governmental Authority"), or (ii) held to be invalid, illegal or unenforceable in any respect, the parties hereto agree to negotiate in good faith to modify such objected to, contested, challenged, invalid, illegal or unenforceable provision. It is the intention of the parties that there shall be substituted for such objected to, contested, challenged, invalid, illegal or unenforceable provision a provision as similar to such provision as may be possible and yet be acceptable to any objecting Governmental Authority and be valid, legal and enforceable. Further, should any provisions of this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten will be binding, but only in that jurisdiction, on Consultant and the Company as if contained in the original Agreement. The invalidity, illegality or unenforceability of any one or more provisions hereof will not affect the validity and enforceability of any other provisions hereof.

         17. SUCCESSORS; ASSIGNMENT; SURVIVAL; INDEPENDENT COVENANTS. This Agreement and the rights and obligations under this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any rights or benefits under this Agreement may be assigned by either party to this Agreement without the other party's prior written consent. Each covenant on the part of Consultant contained in Sections 5, 6 and 7 shall be construed as an agreement independent of any other provision of this Agreement and shall survive the termination of this Agreement.

         18. ENTIRE AGREEMENT; AMENDMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the engagement of the Consultant by the Company and contains all of the covenants and agreements between the parties with respect thereto. This Agreement can only be amended by the parties in writing, executed by the party against whom enforcement of any modifications may be sought.

         19. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the substantive laws of the State of California without regard to conflict of law provisions.

         20. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (i) personally delivered, (ii) sent by nationally- recognized overnight carrier or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth below each party's name on the signature page hereto, or to such other address as the party to whom notice is to be given may have furnished to each other party in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) on the first Business Day (as hereinafter defined)

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after dispatch, if sent by nationally-recognized overnight courier and (iii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail. As used herein, "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

         21. THIRD PARTY BENEFICIARY. No person, firm, group or corporation is a third party beneficiary of this Agreement.

         22. REMEDIES.

         22.1 INJUNCTIVE RELIEF. Consultant agrees that a breach or threatened breach, based on reasonable and good faith evidence of a breach on Consultant's part, of any covenant contained in Section 5 or Section 6 will cause irreparable damage to the Company. For that reason, Consultant further agrees that the Company is entitled as a matter of right to an injunction from any court of competent jurisdiction, restraining any further violation of any of such covenants by Consultant, Consultant's future employers, employees, partners, agents or any person or entity affiliated directly or indirectly with Consultant. The right to an injunction is in addition to whatever other remedies the Company may have, including specifically the recovery of damages.

         22.2 ARBITRATION. Except to the extent provided in Section 22.1 above, any controversy of any nature whatsoever, including but not limited to tort claims or contract disputes, between the parties to this Agreement (including their directors, officers, employees, agents, successors and assigns) relating to the formation, execution, interpretation, breach or enforcement of this Agreement, shall be submitted to arbitration before the American Arbitration Association ("AAA"), in accordance with its rules then in effect and the substantive law of the State of California and the United States. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall choose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the AAA and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. The award of the arbitration panel may be confirmed by any state or federal court of competent jurisdiction, and may be challenged only upon the grounds provided in Section 10 of the Federal Arbitration Act, Title 9, United States Code. This agreement to arbitrate shall survive the execution of this Agreement. THE RIGHT TO ARBITRATE IS INTEGRAL TO AND NOT SEVERABLE FROM THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS ARBITRATION AGREEMENT AND KNOWINGLY CONSENT TO ITS CONSEQUENCES, INCLUDING THE WAIVER OF THE RIGHT TO LITIGATE CERTAIN DISPUTES. The expenses of such arbitration will be borne by the losing party or in such proportion as the arbitrators will decide. A material or anticipatory breach of any section of this Agreement will not release either party from the obligations of this
Section 22.


                            (SIGNATURE PAGE FOLLOWS)

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         IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date first mentioned above.

                                    COMPANY:

                                    NEW VISUAL CORPORATION



                                    By:  /S/ C. RICH WILSON III
                                         C. Rich Wilson, III
                                         Vice President, Business Development
                                         Corporate Secretary

                                    Address: 5920 Friars Road, Suite 104
                                             San Diego, CA 92108

                                   CONSULTANT:



                                   /S/ BRUCE MCLEOD
                                   BRUCE MCLEOD

                                   Address:  Illegible

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                                   EXHIBIT "B"

                       CALIFORNIA LABOR CODE SECTION 2870
                       ----------------------------------


               INVENTIONS ON OWN TIME -- EXEMPTION FROM AGREEMENT
               --------------------------------------------------

         (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                  (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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